Exhibit 99.1

                       OIL STATES TO ADD NEW BOARD MEMBER

    HOUSTON, April 2 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS), announced today the appointment of Cindy B. Taylor, Oil States' current President and Chief Operating Officer, to its board of directors
effective May 1, 2007.   This appointment coincides with Mrs. Taylor's
previously announced assumption of the role of President and Chief Executive Officer of the Company. Mrs. Taylor succeeds Mr. Douglas E. Swanson, who recently announced his retirement from the Chief Executive Officer position, effective April 30, 2007; Mr. Swanson will remain a director of the Company. Mr. Swanson and Mr. Stephen A. Wells, the Chairman of the Company's board of directors issued a joint statement: "Cindy has assisted the Board in a significant way throughout her career at Oil States, and it is with great pleasure and pride that we appoint her to the Board."
    (Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20070220/DATU049)

    Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

SOURCE  Oil States International, Inc.
    -0-                             04/02/2007
    /CONTACT: Bradley J. Dodson of Oil States International, Inc., +1-713-652-0582/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20070220/DATU049
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.oilstatesintl.com/